Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A of Fidelity Investment Trust: Fidelity International Discovery Fund, Fidelity Emerging Markets Fund and Fidelity Overseas Fund of our reports dated December 20, 2007 on the financial statements and financial highlights included in the October 31, 2007 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

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/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
March 3, 2008